Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154


June 26, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Citigroup Abingdon Futures Fund L.P. (Commission File No. 000-53210)

We were previously principal accountants for Citigroup Abingdon Futures Fund L.P. and, under the date of March 24, 2008, we reported on the financial statements of Citigroup Abingdon Futures Fund L.P. as of December 31, 2007 and for the period February 1, 2007 (commencement of trading operations) to December 31, 2007. On June 26, 2008, we were dismissed. We have read Citigroup Abingdon Futures Fund L.P.'s statements included under Item 4.01 of its Form 8-K dated June 26, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statements included under Item 4.01(b).

Very truly yours,

/s/ KPMG LLP